Exhibit (g)(2)

DRAFT

FORM OF ADMINISTRATIVE SERVICES AGREEMENT

This Agreement (“Agreement”) is made as of                    , 2014, by and between POLIWOGG REGENERATIVE MEDICINE FUND, INC., a Maryland corporation (the “Company”), and POLIWOGG ADVISERS, LLC, a Delaware limited liability company (the “Administrator”).

WHEREAS, the Company is a newly organized corporation that will operate as a closed-end, externally managed, non-diversified management investment company and intends intends to elect to be treated as a business development company (“BDC”) under the Investment Company Act of 1940 (the “Investment Company Act”); and

WHEREAS, the Company desires to retain the Administrator to provide administrative services to the Company in the manner and on the terms hereinafter set forth; and

WHEREAS, the Administrator is willing to provide administrative services to the Company on the terms and conditions hereafter set forth.

NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained and for other good and valuable consideration, the receipt and adequacy of which is acknowledged, the Company and the Administrator agree as follows:

1.	Duties of the Administrator

(a)          Employment of Administrator.  The Company employs the Administrator to act as administrator of the Company, and to furnish, or arrange for others to furnish, the administrative services, personnel and facilities described below, subject to review by and the overall control of the Board of Directors of the Company (the “Board”), for the period and on the terms and conditions set forth in this Agreement. The Administrator accepts such employment and agrees during such period to render, or arrange for the rendering of, such services and to assume the obligations herein set forth subject to the reimbursement of costs and expenses provided for below. The Administrator and any parties to which it delegates its duties hereunder shall for all purposes herein be deemed to be independent contractors and shall, unless otherwise expressly provided or authorized herein, have no authority to act for or represent the Company in any way or otherwise be deemed agents of the Company.

(b)          Services.  The Administrator shall perform (or oversee, or arrange for the performance by others of) the administrative services necessary for the operation of the Company. Without limiting the generality of the foregoing, the Administrator shall provide the Company with office facilities and equipment, clerical, bookkeeping and record keeping services at such facilities and such other services as the Administrator, subject to review by the Board, shall from time to time determine to be necessary or useful to perform its obligations under this Agreement. The Administrator shall also, on behalf of the Company, conduct relations with custodians, depositories, transfer agents, dividend disbursing agents, other stockholder servicing agents, accountants, attorneys, underwriters, brokers and dealers, corporate fiduciaries, insurers, banks and such other persons in any such other capacity deemed to be necessary or desirable. The Administrator shall make reports to the Board of its performance of obligations hereunder and furnish advice and recommendations with respect to such other aspects of the business and affairs of the Company as it shall determine to be desirable; provided that nothing herein shall be construed to require the Administrator to, and the Administrator shall not, provide any advice or recommendation relating to the securities and other assets that the Company should purchase, retain or sell or any other investment advisory services to the Company. The Administrator shall be responsible for the financial and other records that the Company is required to maintain and shall prepare reports to stockholders, and reports and other materials filed with the Securities and Exchange Commission (the “SEC”) or any other regulatory authority, including, but not limited to, current reports on Form 8-K, quarterly reports on Form 10-Q, annual reports on Form 10-K and proxy or information statements to stockholders. The Administrator will provide on the Company’s behalf significant managerial assistance to those portfolio companies to which the Company is required to provide such assistance. In addition, the Administrator will assist the Company in determining and publishing the Company’s net asset value, overseeing the preparation and filing of the Company’s tax returns, and generally overseeing the payment of the Company’s expenses and the performance of administrative and professional services rendered to the Company by others.

2.	Records

The Administrator agrees to maintain and keep all books, accounts and other records of the Company that relate to activities performed by the Administrator hereunder and will maintain and keep such books, accounts and records in accordance with the Investment Company Act. In compliance with the requirements of Rule 31a-3 under the Investment Company Act, the Administrator agrees that all records which it maintains for the Company shall at all times remain the property of the Company, shall be readily accessible during normal business hours, and shall be promptly surrendered upon the termination of the Agreement or otherwise on written request. The Administrator further agrees that all records which it maintains for the Company pursuant to Rule 31a-1 under the Investment Company Act will be preserved for the periods prescribed by Rule 31a-2 under the Investment Company Act unless any such records are earlier surrendered as provided above. Records shall be surrendered in usable machine-readable form. The Administrator shall have the right to retain copies of such records subject to observance of its confidentiality obligations under this Agreement.

3.	Confidentiality

The parties hereto agree that each shall treat confidentially all information provided by each party to the other regarding its business and operations. All confidential information provided by a party hereto, including nonpublic personal information (regulated pursuant to Regulation S-P), shall be used by any other party hereto solely for the purpose of rendering services pursuant to this Agreement and, except as may be required in carrying out this Agreement, shall not be disclosed to any third party, without the prior consent of such providing party. The foregoing shall not be applicable to any information that is publicly available when provided or thereafter becomes publicly available other than through a breach of this Agreement, or that is required to be disclosed by any regulatory authority, any authority or legal counsel of the parties hereto, by judicial or administrative process or otherwise by applicable law or regulation.

4.	Compensation; Allocation of Costs and Expenses

In full consideration of the provision of the services of the Administrator, the Company shall reimburse the Administrator for the costs and expenses incurred by the Administrator in performing its obligations and providing personnel and facilities hereunder. The amount and nature of such reimbursements shall presented for review, on not less than a quarterly basis, to the members of the audit committee of the Board, or in lieu thereof, to a committee of the Board, all of the members of which are not “interested persons” of the Company, as such term is defined under the Investment Company Act. The Company will bear all costs and expenses that are incurred in its operation, administration and transactions and not specifically assumed by Poliwogg Advisers, LLC (the “Adviser”), pursuant to the Investment Advisory Agreement, dated as of                  , 2014, by and between the Company and the Adviser (the “Investment Advisory Agreement”). Costs and expenses to be borne by the Company include, but are not limited to, those relating to:

(a)          organization of the Company;

(b)          calculating the Company’s net asset value (including the cost and expenses of any independent valuation firm);

(c)          indemnification payments;

(d)          providing managerial assistance to those portfolio companies that request it;

(e)          marketing expenses;

(f)          expenses related to the development and maintenance of the Company’s website;

(g)          fees and expenses incurred by the Adviser payable to third parties, including agents, consultants or other advisors, in connection with monitoring the financial and legal affairs for the Company and in monitoring the Company’s investments, performing due diligence on its prospective portfolio companies or otherwise relating to, or associated with, evaluating or making investments;

(h)          interest payable on debt, if any, incurred to finance the Company’s investments and expenses related to unsuccessful portfolio acquisition efforts;

(i)           offerings of the common stock and other securities of the Company, including its initial public offering.

(j)           investment advisory fees payable to the Adviser under the Investment Advisory Agreement;

(k)          fees payable to third parties, including agents, consultants or other advisors, relating to, or associated with, evaluating and making investments, including costs associated with meeting potential financial sponsors;

(l)           transfer agents, dividend agents and custodial and accounting fees and expenses;

(m)         federal and state registration fees;

(n)          all costs of registration of the Company’s securities with appropriate regulatory agencies;

(o)          all costs of listing the Company’s shares on any securities exchange;

(p)          U.S. federal, state and local taxes;

(q)          independent directors’ fees and expenses;

(r)           costs of preparing and filing reports or other documents required by the SEC, the Financial Industry Regulatory Authority or other regulators;

(s)          costs of any reports, proxy statements or other notices to stockholders, including printing costs;

(t)           costs associated with individual or groups of stockholders;

(u)          the Company’s allocable portion of fidelity bonds, directors and officers/errors and omissions liability insurance, and any other insurance premiums;

(v)          direct costs and expenses of administration, including printing, mailing, long distance telephone, copying, secretarial and other staff, independent auditors and outside legal costs; and

(w)         all other expenses incurred by the Company or the Administrator in connection with administering the Company’s business, including payments based upon the Company’s allocable portion of the Administrator’s overhead in performing its obligations under this Agreement, including rent and the allocable portion of the costs of compensation and related expenses of the Company’s chief compliance officer and principal financial officer and their respective staffs.

To the extent the Administrator outsources any of its functions, including to any sub-administrators, the Company will pay the fees associated with such functions on a direct basis without profit to the Administrator.

5.	Limitation of Liability of the Administrator; Indemnification

The Administrator (and its officers, managers, agents, employees, controlling persons, members, and any other person or entity affiliated with the Administrator, including without limitation its sole member, to the extent that they are providing services for or otherwise acting on behalf of the Administrator, Adviser or the Company) shall not be liable to the Company for any action taken or omitted to be taken by the Administrator in connection with the performance of any of its duties or obligations under this Agreement or otherwise as administrator for the Company, and the Company shall indemnify, defend and protect the Administrator (and its officers, managers, agents, employees, controlling persons, members, and any other person or entity affiliated with the Administrator, including without limitation its sole member, each of whom shall be deemed a third party beneficiary hereof) (collectively, the “Indemnified Parties”) and hold them harmless from and against all damages, liabilities, costs and expenses (including reasonable attorneys’ fees and amounts reasonably paid in settlement) incurred by the Indemnified Parties in or by reason of any pending, threatened or completed action, suit, investigation or other proceeding (including an action or suit by or in the right of the Company or its security holders) arising out of or otherwise based upon the performance of any of the Administrator’s duties or obligations under this Agreement or otherwise as administrator for the Company. Notwithstanding the preceding sentence of this Section 5 to the contrary, nothing contained herein shall protect or be deemed to protect the Indemnified Parties against or entitle or be deemed to entitle the Indemnified Parties to indemnification in respect of, any liability to the Company or its security holders to which the Indemnified Parties would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of the Administrator’s duties or by reason of the reckless disregard of the Administrator’s duties and obligations under this Agreement (to the extent applicable, as the same shall be determined in accordance with the Investment Company Act and any interpretations or guidance by the SEC or its staff thereunder).

6.	Activities of the Administrator

The services of the Administrator to the Company are not to be deemed to be exclusive, and the Administrator and its affiliates are free to render services to others. It is understood that directors, officers, employees and stockholders of the Company are or may become interested in the Administrator and its affiliates, as directors, officers, members, managers, employees, partners, stockholders or otherwise, and that the Administrator and directors, officers, members, managers, employees, partners and stockholders of the Administrator and its affiliates are or may become similarly interested in the Company as stockholders or otherwise.

7.	Duration and Termination of this Agreement

(a)           This Agreement shall become effective as of the first date above written.

(b)           This Agreement shall continue in effect for one year from the date hereof, and thereafter shall continue automatically for successive annual periods, provided that such continuance is specifically approved at least annually by:

(i)          the vote of the Board, or by the vote of a majority of the outstanding voting securities of the Company; and

(ii)         the vote of a majority of the Company’s Directors who are not parties to this Agreement or “interested persons” (as such term is defined in Section 2(a)(19) of the Investment Company Act) of any such party, in accordance with the requirements of the Investment Company Act.

(c)           The Agreement may be terminated at any time, without the payment of any penalty, upon not more than 60 days’ written notice, by the vote of a majority of the outstanding voting securities of the Company, or by the vote of the Board or by the Administrator.

(d)           This Agreement may not be assigned by a party without the consent of the other party.

(e)           The provisions of Section 5 of this Agreement shall remain in full force and effect, and the Administrator shall remain entitled to the benefits thereof, notwithstanding any termination or expiration of this Agreement. Further, notwithstanding the termination or expiration of this Agreement as aforesaid, the Administrator shall be entitled to any amounts owed under Section 4 through the date of termination or expiration.

8.	Notices.

Any notice under this Agreement shall be given in writing, addressed and delivered or mailed, postage prepaid, to the other party at its principal office.

9.	Amendments.

This Agreement may be amended by mutual consent, but the consent of the Company must be obtained in conformity with the requirements of the Investment Company Act.

10.	Entire Agreement.

This Agreement contains the entire agreement of the parties and supersedes all prior agreements, understandings and arrangements with respect to the subject matter hereof. The express terms of this Agreement control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms of this Agreement.

11.	Governing Law.

This Agreement shall be construed in accordance with the laws of the State of New York and in accordance with the applicable provisions of the Investment Company Act. To the extent the applicable laws of the State of New York, or any of the provisions herein, conflict with the provisions of the Investment Company Act, the latter shall control.

12.	Effect of Waiver or Consent.

No failure to exercise and no delay in exercising, on the part of any party hereto, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law. No waiver of any provision hereunder shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

13.	Binding Effect.

This Agreement shall be binding on and inure to the benefit of the parties, and their respective successors and permitted assigns. Except as otherwise expressly provided herein, this Agreement is for the sole benefit of the parties, and no other person shall have any rights, benefits or remedies by reason of this Agreement, nor shall any party owe any duty or obligation whatsoever to any such person (other than another party) by virtue of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Administrative Services Agreement as of the date first above written.

POLIWOGG REGENERATIVE MEDICINE FUND, INC.

By:
Name:
Title:

POLIWOGG ADVISERS, LLC

By:
Name:
Title: